UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  July 21, 2005

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously announced, effective May 2, 2005, Cummins Inc. (the "Company" or "we") made certain leadership changes within its management team.  In connection with these changes, certain modifications were made to its internal reporting.  These modifications are summarized below:

*    The Filtration and Other Segment was renamed the Components Segment and includes operating results of the Fuel Systems business which were previously included in the Engine Segment.  Historically, the Fuel Systems business primarily transferred product within the Engine Segment at cost and those costs were eliminated from segment results.  As a result, this change does not materially impact Engine segment revenues or EBIT.  Revenues of the Components Segment were increased to reflect transfers to the Engine Segment and eliminations were increased by a corresponding amount.

*    The North American Distribution business was combined with the International Distribution Segment and renamed the Distribution Segment.  Previously, the North American business was reported in the Engine and Power Generation Segments as equity from investees and also include the results of a partially owned distributor we are required to consolidate.  As a result, revenues of the Engine Segment were increased to reflect sales to the consolidated distributor that were previously eliminated and decreased for the revenues of the consolidated distributor which are now included in the Distribution Segment.  In addition, earnings from equity investees in the Engine and Power Generation Segments decreased while equity from investees in the Distribution Segment increased by a corresponding amount.

Due to the extent of intersegment activity and certain seasonality in inventory levels during the year, the Company elected to present the elimination of intercompany profit in inventory resulting from intersegment activity in the eliminations column of its segment reporting.  This presentation better aligns segment revenues with segment costs and portrays each operating segment as if it were an independent, stand-alone entity.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 attached below presents the unaudited restated operating segment data reflecting the changes described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2005

Cummins Inc.
By: /s/ MARSHA L. HUNT
______________________________

Marsha L. Hunt Vice President - Corporate Controller Principal Accounting Officer

Millions	Engine	Power Generation	Components	Distribution	Eliminations	Total
Three Months Ended March 27, 2005
Net sales ......................................................	$ 1,480	$ 427	$ 473	$ 253	$ (425)	$ 2,208
Equity, royalty and other income from investees	22	1	2	6	-	31
Segment EBIT..............................................	117	15	23	20	(12)	163
Net assets for operating segments..........	1,166	595	938	295	-	2,994
Three Months Ended March 28, 2004
Net sales ......................................................	$ 1,127	$ 369	$ 415	$ 171	$ (311)	$ 1,771
Equity, royalty and other income from investees	12	(1)	2	5	-	18
Segment EBIT..............................................	42	5	24	11	(4)	78
Net assets for operating segments............	920	506	890	223	-	2,539
Three Months Ended June 27, 2004
Net sales ........................................................	$ 1,374	$ 460	$ 445	$ 253	$ (408)	$ 2,124
Equity, royalty and other income from investees	19	2	2	6	-	29
Segment EBIT................................................	90	18	24	20	(4)	148
Net assets for operating segments..............	1,013	594	879	253	-	2,739
Three Months Ended September 26, 2004
Net sales ........................................................	$ 1,419	$ 493	$ 445	$ 249	$ (412)	$ 2,194
Equity, royalty and other income from investees	15	1	3	7	-	26
Segment EBIT.................................................	96	15	23	20	(9)	145
Net assets for operating segments..............	1,116	623	873	264	-	2,876
Three Months Ended December 31, 2004
Net sales ..........................................................	$ 1,504	$ 520	$ 478	$ 300	$ (453)	$ 2,349
Equity, royalty and other income from investees	25	4	2	7	-	38
Segment EBIT...................................................	100	22	13	28	9	172
Net assets for operating segments................	1,282	717	896	256	-	3,151
Year Ended December 31, 2004
Net sales ............................................................	$ 5,424	$ 1,842	$ 1,783	$ 973	$(1,584)	$ 8,438
Equity, royalty and other income from investees	71	6	9	25	-	111
Segment EBIT....................................................	328	60	84	79	(8)	543
Net assets for operating segments.................	1,282	717	896	256	-	3,151
Year Ended December 31, 2003
Net sales ............................................................	$ 3,582	$ 1,329	$ 1,292	$ 669	$ (576)	$ 6,296
Equity, royalty and other income from investees	44	3	7	16	-	70
Segment EBIT....................................................	62	(19)	86	51	1	181
Net assets for operating segments..................	906	497	776	205	-	2,384